Exhibit 99.1

BIOCRYST PHARMACEUTICALS, INC.
2190 PARKWAY LAKE DRIVE
BIRMINGHAM, AL 35244
205-444-4600 205-444-4640 FAX
www.biocryst.com

BIOCRYST REPORTS FOURTH QUARTER AND YEAR END 2007 FINANCIAL RESULTS AND CORPORATE UPDATE

Birmingham, Alabama – March 4, 2008 — BioCryst Pharmaceuticals, Inc. (NASDAQ: BCRX) today announced financial results for the fourth quarter and year ended December 31, 2007.

“In 2007, we gained greater clarity in terms of the progress made in each of our lead product programs, peramivir, forodesine HCl and BCX-4208,” said Jon P. Stonehouse, Chief Executive Officer of BioCryst. “Each program is now either in mid-stage clinical testing or, in the case of forodesine HCl, a pivotal trial. Over the course of the year, we have assembled a strong management team to execute on our commitments and advance our product candidates in 2008.”

Fourth Quarter 2007 Financial Results

The Company reported revenues of $28.2 million in the fourth quarter of 2007, compared to $2.1 million in the fourth quarter of 2006. The increase in revenues is due to revenue from the contract with the U.S. Department of Health and Human Services (“HHS”) for the development of peramivir, a $7.0 million milestone payment received from Shionogi & Co., Ltd., and the continuing amortization of deferred revenue from our collaborative agreements.

The net loss for the quarter ended December 31, 2007 was $2.3 million, or $0.06 per share, compared to a net loss of $10.1 million, or $0.34 per share, for the quarter ended December 31, 2006.

Research and development (“R&D”) expenses were $29.1 million in the fourth quarter of 2007, compared to $11.2 million in the fourth quarter of 2006. The increase in R&D expenses is primarily attributable to an increase in clinical trial related expenses, manufacturing costs for our lead product candidates and costs related to an increase in the personnel supporting the advanced development of our product candidates.

General and administrative (“G&A”) expenses were $2.5 million for the fourth quarter of 2007, compared to $1.6 million for the fourth quarter of 2006. The increase in G&A expenses is primarily due to an increase in personnel related costs as a result of increased headcount, including an increase in the non-cash share-based compensation expense for the quarter and an increase in professional fees.

Year End 2007 Financial Results

The Company reported revenues of $71.2 million for the year ended December 31, 2007, compared to $6.2 million in 2006. The increase in revenues is primarily due to revenue from the contract with HHS for the development of peramivir, a $7.0 million milestone payment received from Shionogi, and the continuing amortization of deferred revenue from our collaborative agreements.

Net loss applicable to common stockholders for the year ended December 31, 2007 was $29.1 million, or $0.89 per share, as compared to $43.6 million, or $1.50 per share for the year ended December 31, 2006. The net loss for the year ended December 31, 2007 includes non-cash charges of $1.4 million, or $0.04 per share, and stock-based compensation of $5.7 million, or $0.17 per share.

R&D expenses were $94.1 million for the year ended December 31, 2007, compared to $47.1 million for the same period in 2006. The increase in R&D expenses is primarily attributable to an increase in clinical trial related expenses, manufacturing costs for our lead product candidates and costs related to an increase in the personnel supporting the advanced development of our product candidates.

G&A expenses were $9.5 million for the year ended December 31, 2007, compared to $6.1 million for the same period in 2006. The increase in G&A expenses is primarily due to personnel related costs, including an increase of $1.2 million in the non-cash share-based compensation expense for the period, and an increase in professional fees.

As of December 31, 2007, the Company had cash, cash equivalents and securities of $85.0 million, which is in line with our previous expectations. For 2008, we expect our net cash use to be between $25.0 and $30.0 million. This burn rate could vary significantly depending on the timing of Company expenses and the related reimbursement from HHS.

Recent Corporate and Financial Highlights

•	Peramivir clinical development update

BioCryst conducted an additional review of the data from the Phase II clinical trial of intramuscular (“i.m.”) peramivir. This included a preliminary analysis of the virologic data, which demonstrated statistically significant reductions in influenza virus shedding in both active treatment groups when compared to placebo, with greater reductions in the 300mg group (p<0.001). The Company’s interpretation of these results is that higher doses of peramivir increase antiviral activity, and BioCryst believes it is prudent to test the 300mg dose and a higher dose in a Phase II clinical trial, which is expected to begin in the next influenza season.

Recently, the Company conducted two pharmacokinetic studies of peramivir to examine the effect of needle length on adequate drug exposure. These data showed that a longer needle was necessary for women who were overweight or obese to achieve adequate levels of drug exposure. This study will enable BioCryst to ensure that future trials use the correct needle lengths, and thus maintain consistent drug exposure in subjects. BioCryst continues to work with HHS to further advance the peramivir program.

In March, BioCryst entered into an agreement with Shionogi for the development and commercialization of peramivir in Japan, for the treatment of both seasonal and potentially life-threatening human influenza. Shionogi initiated a Phase II study of intravenous (“i.v.”) peramivir in December 2007, which triggered a $7.0 million milestone payment to BioCryst.

In the second half of 2008 the Company will initiate the new i.m peramivir Phase II trial and expect Shionogi to update the progress of their Phase II i.v. peramivir outpatient trial in March of 2008.

•	Forodesine HCl pivotal trial in patients with cutaneous t-cell lymphoma

In October, BioCryst began enrolling patients in a pivotal, multinational trial of an oral capsule formulation of its lead oncology drug candidate, forodesine HCl for cutaneous t-cell lymphoma (“CTCL”). As presented at the 2007 American Society of Hematology meeting, interim data of the Phase I/II clinical trial of forodesine HCl demonstrated clinical activity as a single agent in refractory CTCL.

The Company expects to have preliminary data from the forodesine HCl Phase II trial in chronic lymphoid leukemia patients in the fourth quarter of 2008

•	BCX-4208 clinical development with Roche partnership

In July, BioCryst announced that its partner Roche, for the development of BCX-4208, initiated a Phase II clinical trial to evaluate BCX-4208 in patients with moderate to severe plaque psoriasis. The trial continues to enroll patients. BCX-4208 is the lead compound in the Company’s next-generation PNP inhibitor program.

BioCryst intends to file an investigational new drug application in the third quarter of 2008 for an autoimmune compound the Company retains worldwide rights to.

•	Key executive management team additions

Several key members have strengthened BioCryst’s management team in 2007. In January, Jon P. Stonehouse, former Senior Vice President of Corporate Development at Merck KGaA, was appointed Chief Executive Officer. Other key additions to the management team included Stuart Grant, former Chief Financial Officer at The Serono Group, as Senior Vice President and Chief Financial Officer; Elliott T. Berger, Ph.D., former Vice President, Regulatory Affairs and Quality Assurance, Head of Global Regulatory Strategy at EMD Pharmaceuticals, as Senior Vice President of Regulatory Affairs, and Thomas J. Simon, M.D., former Vice President, Clinical and Quantitative Sciences Administration at Merck & Co., as interim Chief Medical Officer.

“We are committed to making progress with each of our clinical compounds in 2008, and our overall plan remains focused on moving these compounds closer to market,” said Stonehouse. “The next steps are critical – 2008 is a very important year for BioCryst.”

Conference Call and Webcast

At 8:30 a.m. Eastern Time today, BioCryst will host a conference call and live webcast to discuss the Company’s year end results and provide an update on the Company’s programs and business results. Interested parties may access a live webcast of the conference call in the investor relations section of BioCryst’s website at www.biocryst.com. Please connect to the website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed. Alternately, interested parties may call 1-800-860-2442 (U.S.) or 1-412-858-4600 (international). The audio portion of the webcast will be archived and available for replay for 14 days.

About BioCryst

BioCryst Pharmaceuticals, Inc. is a leader in the use of crystallography and structure-based drug design for the development of novel therapeutics to treat cancer, cardiovascular diseases, autoimmune diseases, and viral infections. The Company is advancing multiple internal programs toward potential commercialization including forodesine HCl in oncology, BCX-4208 in transplantation and autoimmune diseases and peramivir in seasonal and life-threatening influenza. BioCryst has a worldwide partnership with Roche for the development and commercialization of BCX-4208, and is collaborating with Mundipharma for the development and commercialization of forodesine HCl in markets across Europe, Asia, Australia and certain neighboring countries. In January 2007, the U.S. Department of Health and Human Services (HHS) awarded a $102.6 million, four-year contract to BioCryst to advance development of peramivir to treat seasonal and life-threatening influenza. In February 2007, BioCryst established a partnership with Shionogi & Co. to develop and commercialize peramivir in Japan. For more information about BioCryst, please visit the Company’s web site at http://www.biocryst.com.

Forward-looking statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include that our belief that many subjects in the Phase II clinical trials of peramivir did not receive adequate dosing by intramuscular injection may not be correct, that HHS and the Food & Drug Administration (FDA) may not agree with our analysis, that HHS may further condition, reduce or eliminate future funding of the peramivir program, that the peramivir program may not be successful, that the pivotal trial with forodesine HCl in cutaneous T-cell lymphoma (CTCL) may not meet its endpoint, that the Phase II trial of BCX-4208 for psoriasis may not be successfully completed, that development and commercialization of forodesine HCl in CTCL may not be successful, that we or our licensees may not be able to enroll the required number of subjects in planned clinical trials of our product candidates and that such clinical trials may not be successfully completed, that BioCryst or its licensees may not commence as expected additional human clinical trials with our product candidates, that our product candidates may not receive required regulatory clearances from the FDA, that ongoing and future preclinical and clinical development may not have positive results, that we or our licensees may not be able to continue future development of our current and future development programs, that our development programs may never result in future product, license or royalty payments being received by BioCryst, that BioCryst may not reach favorable agreements with potential pharmaceutical and biotechnology partners for further development of its product candidates, that our projected burn rate may not be consistent with our expectations, that BioCryst may not have sufficient cash to continue funding the development, manufacturing, marketing or distribution of its products and that additional funding, if necessary, may not be available at all or on terms acceptable to BioCryst. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, most recent Registration Statement on Form S-3 (File No. 333-145638), Quarterly Reports on Form 10-Q, current reports on Form 8-K which identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.

BIOCRYST PHARMACEUTICALS, INC.
FINANCIAL SUMMARY

Condensed Statements of Operations (unaudited)
(in thousands, except per share)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:

Collaborative and other research and development	$28,172	$2,092	$71,238	$6,212

Expenses:
Research and development	29,114	11,199	94,052	47,083
General and administrative	2,486	1,631	9,466	6,109

Total expenses	31,600	12,830	103,518	53,192

Loss from operations	(3,428)	(10,738)	(32,280)	(46,980)

Interest and other income	1,145	688	3,225	3,362

Net loss	$(2,283)	$(10,050)	$(29,055)	$(43,618)

Basic and diluted net loss per common share	$(0.06)	$(0.34)	$(0.89)	$(1.50)

Weighted average shares outstanding	37,954	29,240	32,771	29,147

Balance Sheet Data (in thousands)

	December 31, 2007	December 31, 2006
	(Unaudited)	(Audited)
Cash, cash equivalents and securities	$85,009	$46,236
Receivables from collaborations	39,128	4,556
Total assets	142,717	68,485
Accumulated deficit	(224,536)	(195,481)
Stockholders’ equity	64,905	21,155

BCRXW

Contact: Stuart Grant, CFO of BioCryst Pharmaceuticals (205) 444-4600

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